Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 23, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the third quarter of its 2021 fiscal year, which ended Feb. 28, were $116,709,000, up 17% from the previous year’s third quarter revenues of $99,869,000. Current year-to-date revenues were $341,034,000, up 10% compared to $309,096,000 for the same period a year ago.

Third quarter net income was $13,377,000, up 10% compared to the prior year’s $12,200,000. Earnings per share in the current quarter were $0.25, compared to $0.23 a year ago. Current year-to-date net income was $45,122,000, or $0.85 per share, compared to $43,128,000, or $0.82 per share, for the same period a year ago.

“We are pleased to report strong top-line growth this quarter and I am proud of the entire Neogen team for making these results possible,” said John Adent, Neogen’s president and chief executive officer. “We fully understand we are not out of the woods yet with the adverse effects of the global pandemic, but this quarter demonstrates what we are capable of achieving under these extremely challenging market conditions. We are also encouraged by a number of important product regulatory approvals and registrations that we received during the quarter, which will help drive future growth.”

Neogen’s gross margin was 46.1% of sales in its third quarter of the current year, compared to 45.4% recorded in the same quarter of the prior fiscal year. The change in margin percentage was the result of a product mix shift toward products with higher margins, particularly the rodenticide product line. During the quarter, the company incurred more than $2 million in expenses for strategic consulting, due diligence and other professional fees, the result of acquisition activities for businesses which Neogen was ultimately not successful in acquiring; these non-recurring expenses reduced earnings by approximately $0.03 per share. Operating income was $15,774,000, or 13.5% of sales, for the third quarter, compared to $13,043,000, or 13.1%, in the same quarter a year ago. Interest income, at $294,000, was approximately $1.3 million lower than last year’s third quarter, due to a precipitous drop in yield on marketable securities.

“While our bottom line was negatively impacted by non-recurring expenses related to acquisition activities and lower interest income, we were pleased with our operating performance for the quarter,” said Steve Quinlan, Neogen’s chief financial officer. “For the first time in many quarters, currency translations did not have a significant net adverse impact on our comparative consolidated revenues. Some currencies in which we do business, including the British pound, the euro, Australian dollar, and Chinese yuan, have improved against the U.S. dollar, year over year, while others, including the Brazilian real and the Mexican peso, have devalued.”

Revenues for the company’s Food Safety segment increased 16% during the third quarter compared to the prior year quarter. The growth was aided in part by international acquisitions within the past year, including Megazyme, a food quality diagnostics company located near Dublin, Ireland, acquired on December 30, 2020. On an organic basis, the segment’s revenue increased 11% comparatively. The segment’s increase was led by a 14% improvement in sales of its diagnostic test kits to detect natural toxins in food and animal feed, including increases in sales of its aflatoxin test kits (up 25%). Natural toxin product sales rose, in part, in response to an outbreak of aflatoxin in dog food that has spread to 35 countries, killed more than 100 dogs, and sickened hundreds more.

The Food Safety segment revenues were also driven by a 45% increase in equipment sales for rapid general microbial testing (e.g., testing for yeast and mold), as Neogen’s innovative Soleris® NG equipment has continued to gain market acceptance since its July 2020 launch. This technology is opening new markets for Neogen. Other Food Safety segment increases for the quarter included sales of dehydrated culture media (11%), sales of foodborne pathogen test kits (8%) and sanitation monitoring products (5%). Sales of kits to detect dairy antibiotics declined 10% compared to the prior year quarter.

Neogen’s international revenues rose 16% in the quarter. Neogen’s U.K. operations’ revenues increased 9% on an organic basis, aided in part by currency tailwinds. Neogen Latinoamerica’s revenues rose 14% in local currency on strength across its veterinary instrument product portfolio and sales of Neogen’s AccuPoint® Advanced Sanitation Monitoring System; weakness in the Mexican peso resulted in 7% growth after translation to the U.S. dollar. China’s revenues for the current quarter more than doubled, largely the result of increased sales of disinfectant products, and greater sales of swine and dairy genomic services. Neogen do Brasil’s revenues rose 12% in local currency on strength in diagnostic kit sales, but declined 11% after translation of the Brazilian real to U.S. dollar. Neogen Australasia’s revenues increased 73% in local currency, aided in part by the February 2020 acquisition of a food safety distributor; after adjusting for currency translation, sales rose 95% in U.S. dollars.

Neogen’s Animal Safety segment reported an 18% overall revenue increase for the third quarter; on an organic basis, the increase was 16%. The segment’s performance was led by a 79% increase in sales of rodenticides throughout its product line, including significantly higher sales in the U.S. Pacific Northwest of products to help address increased rodent pressure in orchards. Other product lines within the segment recorded strong sales increases compared to the prior year, including animal care (45%), veterinary instruments, including needles and syringes (15%), and insecticides (14%). These increases were largely driven by strong demand from the global livestock industry, partly the result of increased animal counts, and ongoing increased consumer expenditures on companion animals, especially dogs and cats.

Neogen’s worldwide animal genomics business recorded an increase of 10% in the third quarter of fiscal 2021 compared to the prior year. This broad-based increase was led by a 19% increase in sales into the global swine industry, as producers rebuild their herds that were devastated by African swine fever, especially in China. The increase was also the result of producer adoption of Neogen’s genomics products within beef associations and commercial dairy operations.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA (In thousands, except for per share and percentages)

	Quarter ended Feb. 28/29		9 months ended Feb. 28/29
	2021	2020	2021	2020
Revenue
Food Safety	$58,424	$50,498	$170,143	$158,374
Animal Safety	58,285	49,371	170,891	150,722

Total revenue	116,709	99,869	341,034	309,096
Cost of sales	62,860	54,539	183,669	164,546

Gross margin	53,849	45,330	157,365	144,550
Operating expenses
Sales & marketing	18,693	17,675	52,938	53,206
Administrative	15,146	10,789	38,343	32,473
Research & development	4,236	3,823	12,170	11,292

Total operating expenses	38,075	32,287	103,451	96,971

Operating income	15,774	13,043	53,914	47,579
Other income	203	1,207	1,208	3,549

Income before tax	15,977	14,250	55,122	51,128
Income tax	2,600	2,050	10,000	8,000

Net income	$13,377	$12,200	$45,122	$43,128
Net income per diluted share	$0.25	$0.23	$0.85	$0.82

Other information:
Shares to calculate per share	53,695	53,048	53,384	52,783
Depreciation & amortization	$5,583	$4,557	$15,106	$13,542
Interest income	294	1,600	1,571	4,381
Gross margin (% of sales)	46.1%	45.4%	46.1%	46.8%
Operating income (% of sales)	13.5%	13.1%	15.8%	15.4%
Revenue increase vs. FY 2020	16.9%		10.3%
Net income vs. FY 2020	9.6%		4.6%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2021	2020
Assets
Current assets
Cash & investments	$353,347	$343,673
Accounts receivable	87,241	84,681
Inventory	99,267	95,053
Other current assets	15,449	13,999

Total current assets	555,304	537,406
Property & equipment, net	97,981	78,671
Goodwill & other assets	226,931	181,105

Total assets	$880,216	$797,182

Liabilities & Equity
Current liabilities	$45,942	$48,489
Non-current liabilities	26,591	23,516
Equity: Shares outstanding 53,511 at Feb. 28 & 52,946 at May 31	807,683	725,177

Total liabilities & equity	$880,216	$797,182

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